Exhibit 1.1

AMENDMENT NO. 3 TO Capital on Demand™ SALES AGREEMENT

April 9, 2020

JonesTrading Institutional Services LLC

757 Third Avenue, 23rd Floor

New York, NY 10017

Ladies and Gentlemen:

Overstock.com, Inc. (the “Company”) and JonesTrading Institutional Services LLC (the “Agent”) are parties to that certain Capital on Demand™ Sales Agreement dated August 9, 2018, as amended on March 15, 2019 and November 12, 2019 (together, the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement pursuant to the terms of this amendment No. 3 to the Original Agreement (this “Amendment No. 3”) as follows:

1.             The first paragraph of Section 1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Issuance and Sale of Shares. The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Agent, shares (the “Placement Shares”) of common stock of the Company, $0.0001 par value per share (the “Common Stock”) having an aggregate offering price of up to $265,040,000 (the “Maximum Amount”). Pursuant to this Agreement, shares of our common stock were previously sold for $185,038,335.66 in aggregate gross proceeds under separate prospectuses and related prospectus supplements. Under this Agreement, as amended by Amendment No. 1 to Capital on Demand™ Sales Agreement, dated March 15, 2019, Amendment No. 2 to Capital on Demand™ Sales Agreement, dated November 12, 2019 and Amendment No. 3 to Capital on Demand™ Sales Agreement, dated April 9, 2020, the Company, through the Agent, may offer and sell further shares of common stock having an aggregate offering price of up to $80,000,000 pursuant to the Prospectus (as defined below). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 1 on the amount of Placement Shares issued and sold under this Agreement shall be the sole responsibility of the Company and that Agent shall have no obligation in connection with such compliance. The issuance and sale of further Placement Shares through Agent will be effected pursuant to the Registration Statement (as defined below) that was initially filed by the Company on September 24, 2019 (File No. 333-233913) and which was an “automatic shelf registration statement” (as defined in Rule 405 under the Securities Act) that became automatically effective under Rule 462(e) under the Securities Act (as defined below) upon such filing with the Securities and Exchange Commission (the “Commission”), although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement to issue any further Placement Shares. The Registration Statement was subsequently amended by Post-Effective Amendment No. 1 and Post-Effective Amendment 2 thereto, each filed on March 13, 2020, and Post-Effective Amendment No. 2 was subsequently declared effective by the Commission on April 1, 2020.”

2.             The Company hereby agrees, notwithstanding anything in the Original Agreement to the contrary, to reimburse the Agent for the reasonable fees and expenses of Agent’s counsel in an amount not to exceed $25,000 in connection with this Amendment No. 3.

3.             All references to “August 9, 2018” set forth in Schedule 1 and Exhibit 7(l) of the Original Agreement are revised to read “August 9, 2018 (as amended by Amendment No. 1 to Capital on Demand™ Sales Agreement, dated March 15, 2019, Amendment No. 2 to Capital on Demand™ Sales Agreement, dated November 12, 2019 and Amendment No. 3 to Capital on Demand™ Sales Agreement, dated April 9, 2020)”.

4.             Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

5.             Entire Agreement; Amendment; Severability. This Amendment No. 3 to the Original Agreement together with the Original Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment No. 3; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

6.             Applicable Law; Consent to Jurisdiction. This amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

7.             Waiver of Jury Trial. The Company and the Agent each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this amendment or any transaction contemplated hereby.

8.             Counterparts. This amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission.

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If the foregoing correctly sets forth the understanding among the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company and the Agent.

Very truly yours,

OVERSTOCK.COM, INC.
By:	/s/ E. Glen Nickle
Name:	E. Glen Nickle
Title:	VP, Legal & General Counsel

JONESTRADING INSTITUTIONAL SERVICES LLC
By:	/s/ Burke Cook
Name:	Burke Cook
Title:	General Counsel

[Signature page to Amendment No. 3 to Capital on Demand Sales Agreement]